                                TENDER AGREEMENT

                  TENDER AGREEMENT (this "Agreement"), dated as of December 3, 1998, among L-3 Communications Corporation, a Delaware corporation ("Parent"), and Philip T. Cunningham, Successor Trust to Philip T. Cunningham Grantor Retained Annuity Trust #1 ("Trust #1"), Philip T. Cunningham Grantor Retained Annuity Trust #2 ("Trust #2"), Maura Spaeth, Katharine Cunningham, and Neal Sanders as agent for Roman Herzig and Gallerie Nissl (collectively, the "Stockholders").

                                    RECITALS

                  Concurrently herewith, Parent, L-M Acquisition Corporation, a Maryland corporation and a wholly-owned subsidiary of Parent ("Sub"), and Microdyne Corporation, a Maryland corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub agrees to make an offer (the "Offer") for all outstanding shares of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company, at a price of $5.00 per share (the "Offer Price"), net in cash, to be followed by a merger (the "Merger") of Sub with and into the Company.

                  As a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed, among other things, to tender the number of shares of Common Stock of each Stockholder set forth on Annex A hereto, together with any additional shares when and if they are acquired (such shares, and any additional shares when and if they are acquired, being referred to herein as the "Shares") pursuant to the Offer and not withdraw any Shares therefrom on the terms and conditions provided for herein.

                  The Board of Directors of the Company has exempted this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby so as to render inapplicable Section 3-602 of the Maryland General Corporation Law ("MGCL") to the transactions contemplated hereby and thereby. The Board of Directors of the Company has amended the By-laws of the Company so as to render inapplicable Section 3-702(a)(i) of the MGCL to the transactions contemplated by this Agreement and the Merger Agreement.

                                   AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                  1. Agreement to Tender. The Stockholders hereby agree to validly tender all of their Shares pursuant to the Offer and not withdraw any Shares therefrom; provided that the Merger Agreement has not been terminated; and provided further that the Stockholders are entitled to receive the same consideration to be received by the other stockholders of the Company in the Offer.

                  2. Voting of Shares. Each Stockholder hereby agrees, so long as such Stockholder is required to tender his or its Shares pursuant to Section 1 of this Agreement, to (a) vote the Shares in favor of the approval of the Merger Agreement; (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each Stockholder shall not hereafter, so long as such Stockholder is required to tender his or its Shares pursuant to
Section 1 of this Agreement, purport to vote (or execute a consent with respect to) such Shares (other than in accordance with the requirements of this Section
2) or grant any other proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Shares.

                  3. Representations and Warranties.

                  3.1 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

                           (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                           (b) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws and (v) the consent of the Required Lenders under the Credit Agreement and the 364 Day Credit Agreement to the transactions contemplated hereby, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar documents) of Parent, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

                           (c) Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

                  3.2 Representations and Warranties of Stockholders. Each Stockholder, jointly and severally, hereby represents and warrants to Parent as follows:

                           (a) Ownership of Shares. Each Stockholder is the owner (or, in the case of Neal Sanders only, the authorized representative of the owner) of the Shares set forth opposite its name on Annex A hereto and has the power to vote and dispose of such Shares. To each Stockholder's knowledge, such Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Each Stockholder has good title to the Shares, free and clear of any agreements, liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote such Shares, except that 70,000 Shares owned by Philip T. Cunningham are pledged to Burke & Herbert Bank as security for certain outstanding loans.

                           (b) Power; Binding Agreement. Each Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each Stockholder will not violate any other agreement to which any Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust or, in the cases of Trust #1 and Trust #2, the constitutive documents of such trust. This Agreement has been duly and validly authorized, executed and delivered by each Stockholder and constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                           (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by each Stockholder and the consummation by each Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by the Stockholders nor the consummation by the Stockholders of the transactions contemplated hereby nor compliance by the Stockholders with any of the provisions hereof shall
         (1) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, trust or charitable instruments (or similar documents) of any Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which any Stockholder is a party or by which they or any of their properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Stockholder or any of his or its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate materially impair the ability of the Stockholders to perform their obligations hereunder.

                  4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees as follows:

                  4.1 No Solicitation. No Stockholder nor any employee, representative or agent of any Stockholder shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Sub, any affiliate or associate of Parent and Sub or any designees of Parent or Sub) concerning any merger, sale of all or any material portion of the assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company; provided, however, that nothing in this Section 4.1 shall prevent Philip T. Cunningham from taking any action required to be taken by him in his capacity as a director consistent with the requirements of the Merger Agreement. If any Stockholder, or any employee, representative or agent of any Stockholder, receives an inquiry or proposal with respect to the sale of Shares, then such Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder shall, and shall cause his or its employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  4.2 Topping Fee. (a) In the event that any Topping Fee Event shall occur, each Stockholder shall pay to Parent any Topping Fee due to Parent with respect to his or its Shares in connection with such Topping Fee Event. Payment of Topping Fees to Parent shall be due immediately following the consummation of the related Topping Fee Event and shall be payable in immediately available funds by wire transfer to the account designated in writing by Parent; provided that if the Selling Price is payable in a form other than cash ("Non-Cash Consideration") and the Stockholders are legally prohibited from selling the Non-Cash Consideration into the market, the Stockholders, at their option, may pay a pro rata portion of the Topping Fee in the same form of consideration as the Non-Cash Consideration so long as Parent is granted registration rights with respect to the Non-Cash Consideration on terms no less favorable than the registration rights, if any, granted to any of the Stockholders. For the avoidance of doubt, Topping Fees shall be payable, from time to time, upon the occurrence of each Topping Fee Event.

                           (b) For purposes of this Section 4.2, the following
terms shall have the following meanings:

                  "Initial Amount" shall equal $0.50, as adjusted from time to time in accordance with Section 6.

                  "Selling Price" shall mean the consideration per share (whether cash or non-cash) to be received by any Stockholder in connection with a Topping Fee Event; provided that if the consideration received by such Stockholder in connection with a Topping Fee Event shall be other than cash,
(i) in the case of securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date the Topping Fee Event is consummated and (ii) in the case of consideration in a form other than such securities, the per share value shall be determined in good faith as of the date the Topping Fee Event is consummated by Parent and the Stockholders, or, if Parent and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties, which determination shall be conclusive for all purposes of this Agreement.

                  "Set Amount" shall equal $5.50, as adjusted from time to time in accordance with Section 6.

                   "Topping Fee" shall mean a fee payable by a Stockholder to Parent equal to the product of (i) the number of Shares directly or indirectly sold or disposed by such Stockholder or otherwise in respect of which such Stockholder is entitled to receive consideration and (ii) (A) if the Selling Price is less than or equal to the Set Amount, the Selling Price less the Offer Price or (B) if the Selling Price is greater than the Set Amount, the sum of
(1) the Initial Amount plus (2) 50% of the excess of the Selling Price less the Set Amount.

                  "Topping Fee Event" shall mean (a) the direct or indirect sale or other disposition by any Stockholder of his or its Shares, (b) a merger or consolidation of the Company or any of its subsidiaries (or similar transaction) with or into another person, (c) a sale or other disposition of all or substantially all of the assets of the Company and/or its subsidiaries (whether in one or more transactions) or (d) any other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective assets, in each case, in which any Stockholder is entitled to receive, cash or non-cash consideration with respect to any of his or its Shares, provided that such sale, other disposition, merger, consolidation or other extraordinary transaction is consummated (or a definitive written agreement with respect thereto is entered into) within twelve (12) months after any Fee Termination Event pursuant to the Merger Agreement; provided further that any of the transactions described in clauses (a) - (d) above that involve Parent or any of its subsidiaries shall not be deemed to constitute a Topping Fee Event.

                  4.3 Restriction on Transfer and NonInterference. Each Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (a) sell, transfer, pledge (provided that, subject to the requirements of this Agreement, 160,000 Shares owned by Philip T. Cunningham may be pledged to Burke & Herbert Bank and Chevy Chase Bank), encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares; provided that any Stockholder may transfer Shares to any other Stockholder (other than Neal Sanders as agent for Roman Herzig and Gallerie Nissl); provided further that as a condition to such transfer, such other Stockholder agrees in writing on terms reasonably acceptable to Parent to become a party to, and agrees to be bound by, to the same extent as the transferring Stockholder, the terms of this Agreement or (b) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing or its obligations under this Agreement.

                  4.4 Legending of Certificates; Nominees Shares. If requested by Parent, the Stockholders agree to submit to Parent contemporaneously with or promptly following execution of this Agreement all certificates representing their Shares so that Parent may note thereon a legend referring to the rights granted to it by this Agreement, including, without limitation, the right to receive Topping Fees pursuant to Section 4.2. If any of the Shares beneficially owned by the Stockholders are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), the Stockholders agree that, upon written notice by Parent requesting it, the Stockholders will within five days of the giving of such notice execute and deliver to Parent a limited power of attorney in such form as shall be reasonably satisfactory to Parent enabling Parent to require the Nominee to (i) enter into an agreement to the same effect as Section 2 hereof with respect to the Nominee Shares held by such Nominee, (ii) tender such Nominee Shares in the Offer pursuant to Section 1 hereof and (iii) submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

                  4.5 Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, the Stockholders shall and hereby do authorize the Company's counsel to notify the Company's transfer agent that, except as permitted pursuant to Section 4.3 of this Agreement, there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the transfer of such Shares).

                  4.6 Prohibited Transfers. No Stockholder may sell, transfer, hypothecate or otherwise dispose of any Shares to any affiliate or associate of such Stockholder or in a transaction at less than fair value unless the transferee of such Shares agrees in writing to become a party to, and to be bound by, to the same extent as the Stockholders, the terms of this Agreement.

                  5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

                  6. Adjustments to Prevent Dilution. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In such event, the definitions of "Set Amount" and "Initial Amount" shall be proportionally adjusted.

                  7. Miscellaneous.

                  7.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned parent company or subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                  7.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  7.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to the Stockholders:          Philip T. Cunningham
                                         304 South St. Asaph Street
                                         Alexandria, Virginia  22314

        copy to:                         Powell, Goldstein, Frazer & Murphy
                                         1001 Pennsylvania Avenue
                                         Suite 600 South
                                         Washington, D.C. 20004
                                         Attention: Joseph Berl, Esq.

        If to Parent:                    L-3 Communications Corporation
                                         600 Third Avenue
                                         New York, New York 10016

                                         Attention: Christopher Cambria, Esq.

        copy to:                         Simpson Thacher & Bartlett
                                         425 Lexington Avenue
                                         New York, New York  10017
                                         Attention: William E. Curbow, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  7.5 Cooperation as to Regulatory Matters. If so requested by Parent, promptly after the date hereof, the Stockholders will use their reasonable best efforts to make and to cause the Company (if required) to make all filings which are required under the HSR Act and applicable requirements and to seek all regulatory approvals required in connection with the transactions contemplated hereby. The parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including, without limitation, filings under the provisions of the HSR Act. The Stockholders shall also use their reasonable best efforts to cause the Company to supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and the Federal Trade Commission, the Department of Justice and any other governmental agency or authority and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

                  7.6 Termination. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) except for the provisions of Section 4.2, Section 4.4, Section 4.6, Section 6 and Section 7, the termination of the Merger Agreement in accordance with its terms.

                  7.7 Waiver of Dissenter's and Appraisal Rights. The Stockholders agree that they will not exercise any rights to dissent from the Merger or request appraisal rights of their Shares pursuant to Section 3-202 of the MGCL or any other similar provisions of law in connection with the transactions contemplated hereby.

                  7.8 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  7.9 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

                  7.10 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  7.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                 L-3 COMMUNICATIONS CORPORATION

                                 By: /s/ Christopher C. Cambria
                                    -------------------------------------------
                                     Name: Christopher C. Cambria
                                     Title:   Vice President

                                 PHILIP T. CUNNINGHAM

                                 By: /s/ Philip T. Cunningham
                                    -------------------------------------------
                                     Name: Philip T. Cunningham

                                 SUCCESSOR TRUST TO
                                  PHILIP T. CUNNINGHAM
                                  GRANTOR RETAINED ANNUITY TRUST #1

                                 By: /s/ Jack Porter
                                    -------------------------------------------
                                     Name:  Jack Porter
                                     Title: Trustee

                                 PHILIP T. CUNNINGHAM
                                  GRANTOR RETAINED ANNUITY TRUST #2

                                 By: /s/ Philip T. Cunningham
                                    -------------------------------------------
                                     Name:  Philip T. Cunningham

                                 MAURA SPAETH

                                 By: /s/ Maura Spaeth
                                    -------------------------------------------
                                     Name:  Maura Spaeth

                                 KATHARINE CUNNINGHAM

                                 By: /s/ Katharine Cunningham
                                    -------------------------------------------
                                     Name:  Katharine Cunningham

                                 NEAL SANDERS, as agent for Roman Herzig
                                  and Gallerie Nissl

                                 By: /s/ Neal Sanders
                                    -------------------------------------------
                                     Name:  Neal Sanders
                                     Title: Agent

                                                                        ANNEX A

                                                               Number of Shares
Name                                                           of Common Stock
----                                                           ----------------

Philip T. Cunningham                                               4,380,487

Successor Trust to Philip T. Cunningham

Grantor Retained Annuity Trust #1                                    209,847

Philip T. Cunningham Grantor Retained
  Annuity Trust #2                                                   621,400

Maura Spaeth                                                          19,300

Katharine Cunningham                                                  23,541

Neal Sanders, as agent for
  Roman Herzig
  and Gallerie Nissl                                                 500,000


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